Exhibit 2.1

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (the “First Amendment”) is made as of this 29th day of September, 2004, by and among Collegiate Pacific Inc. (the “Parent”), Kesslers Team Sports, Inc. f/k/a BOO Acquisition Corp. (“Buyer”), RPD Services, Inc. f/k/a Kesslers Sport Shop, Inc. (“Seller”), Bob Dickman, Phil Dickman, Dan Dickman and Floyd Dickman (the “Shareholders”).

The following recitals are true and constitute the basis for this First Amendment:

A.	Parent, Buyer, Seller and the Shareholders entered into an Asset Purchase Agreement, dated February 9, 2004 (the “Purchase Agreement”), pursuant to which Buyer acquired substantially all of the operating assets and assumed specified liabilities of the Seller;

B.	As partial consideration for the acquisition of the assets by Buyer from Seller, Parent issued to Seller 906,250 shares of its common stock (the “Parent Common Stock”) and registered the Parent Common Stock for resale with the Securities and Exchange Commission on a Registration Statement on Form S-3 (Reg. No. 333-118240) that became effective on August 20, 2004 (the “Registration Statement”);

C.	Pursuant to the terms of the Purchase Agreement, Parent agreed to the terms of the Price Guarantee (as defined in the Purchase Agreement), the terms of which obligated the Parent on the second anniversary of the Registration Statement to (a) repurchase from Seller any shares of the Parent Common Stock not sold by Seller at a per share purchase price of $8.00 (the same price used to determine the number of shares of Parent Common Stock to issue to Seller under the Purchase Agreement) or (b) pay to Seller the difference between $8.00 and the per share sales price received by Seller upon the sale of each share of Parent Common Stock below $8.00, if Seller complied with the applicable resale provisions of the Purchase Agreement; and

D.	Parent and Seller have agreed to amend the Purchase Agreement to remove the repurchase obligations of the Parent and the resale provisions applicable to the Seller pursuant to the terms of this First Amendment, and release one another of certain matters described in this First Amendment.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Resale of Parent Common Stock. Section 9.9 of the Purchase Agreement is hereby amended by deleting that section in its entirety. From and after the date hereof, neither the Price Guarantee, the Sell-Off Period nor the Minimum Resale Price shall be of any further force or effect.

3. Release. Seller and Parent each hereby irrevocably and unconditionally release, acquit, and forever discharge the other and each of the other’s predecessors, successors, parents, subsidiaries and divisions, assigns, agents, officers, employees, trustees, directors, representatives, attorneys affiliates, and any other related entities, as are all applicable, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, liabilities, obligations, causes of action, and suit of any nature whatsoever, known or unknown which either party may have or claim to have in connection with the Price Guarantee or any other provision of Section 9.9 of the Purchase Agreement.

4. References. From and after the date of effectiveness of this First Amendment, all references to the Purchase Agreement shall be deemed to be references to the Purchase Agreement as amended hereby.

5. Effectiveness of this Amendment; Conditions to Amendment. This First Amendment shall be effective upon the execution of counterparts of this First Amendment by Parent, Buyer, Seller and the Shareholders.

6. Entire Agreement; Ratification. Except as specifically modified by this First Amendment, all other provisions set forth in the Purchase Agreement shall remain in full force and effect and are hereby ratified and reaffirmed by Parent, Buyer, Seller and the Shareholders; provided, however, that all provisions thereof inconsistent with the amendments made by this First Amendment shall also be deemed to be amended to conform hereto, and if such provisions cannot be conformed hereto, the terms of this First Amendment shall prevail.

7. Counterparts. This First Amendment may be executed in any manner of counterparts, all of which taken together shall constitute one and the same instrument. In making proof hereof, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

8. NO ORAL AGREEMENTS. THIS FIRST AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

COLLEGIATE PACIFIC INC.		RPD SERVICES, INC.

By:	/s/ Michael J. Blumenfeld	By:/s/ Bob Dickman

Michael J. Blumenfeld, Chief Executive Officer		Bob Dickman, President

KESSLERS TEAM SPORTS, INC.

By:	/s/ Michael J. Blumenfeld

Michael J. Blumenfeld, Chief Executive Officer

THE SHAREHOLDERS

/s/ Bob Dickman	/s/ Phil Dickman

Bob Dickman	Phil Dickman

/s/ Dan Dickman	/s/ Floyd Dickman

Dan Dickman	Floyd Dickman